SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C., 20549
                                --------------
                                 SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 4)*


                       BIGGEST LITTLE INVESTMENTS 2 L.P.
   ------------------------------------------------------------------------
                               (Name of Issuer)


                    UNITS OF LIMITED PARTNERSHIP INTEREST
   ------------------------------------------------------------------------
                       (Title of Class of Securities)


                                     NONE
   ------------------------------------------------------------------------
                                (CUSIP Number)


                                  BEN FARAHI
                                   MAXUM LLC
                       1175 WEST MOANA LANE, SUITE 200
                             RENO, NEVADA  89509
                                (775) 825-3355
   ------------------------------------------------------------------------
      (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                                August 17, 2004
   ------------------------------------------------------------------------
            (Date of Event which requires filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

     Note: Schedules filed in paper format shall include a signed original and five copies of the schedules, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing the information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



------------------------------------------------------------------------
1 NAME OF REPORTING PERSON
  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

  Virginia Springs Limited Liability Company   FEIN 88-0428656
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2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X]
                                                                (b) [ ]
------------------------------------------------------------------------
3 SEC USE ONLY
------------------------------------------------------------------------
4 SOURCE OF FUNDS
  WC
------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
  PURSUANT TO ITEM 2(d) OR 2(e)                                     [ ]
------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
  Nevada
------------------------------------------------------------------------
Number of     7 SOLE VOTING POWER: 22,042
Shares        ----------------------------------------------------------
Beneficially  8 SHARED VOTING POWER: -0-
Owned by      ----------------------------------------------------------
Each          9 SOLE DISPOSITIVE POWER: 22,042
Reporting     ----------------------------------------------------------
Person With   10 SHARED DISPOSITIVE POWER: -0-
------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   22,042
------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                    [ ]
------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   12.03%
------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON
   OO
------------------------------------------------------------------------

------------------------------------------------------------------------
1 NAME OF REPORTING PERSON
  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

  Maxum LLC      FEIN 30-0007456
------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X]
                                                                (b) [ ]
------------------------------------------------------------------------
3 SEC USE ONLY
------------------------------------------------------------------------
4 SOURCE OF FUNDS
  Not Applicable
------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
  PURSUANT TO ITEM 2(d) or 2(e)                                     [ ]
------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
  Nevada
------------------------------------------------------------------------
Number of     7 SOLE VOTING POWER: -0-
Shares        ----------------------------------------------------------
Beneficially  8 SHARED VOTING POWER: -0-
Owned by      ----------------------------------------------------------
Each          9 SOLE DISPOSITIVE POWER: -0-
Reporting     ----------------------------------------------------------
Person With   10 SHARED DISPOSITIVE POWER: -0-
------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   -0-
------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                    [ ]
------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   0%
------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON
   OO
------------------------------------------------------------------------

------------------------------------------------------------------------
1 NAME OF REPORTING PERSON
  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

  Western Real Estate Investments, LLC           FEIN 88-0375845
------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X]
                                                                (b) [ ]
------------------------------------------------------------------------
3 SEC USE ONLY
------------------------------------------------------------------------
4 SOURCE OF FUNDS
  AF
------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
  PURSUANT TO ITEM 2(d) OR 2(e)                                     [ ]
------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
  Delaware
------------------------------------------------------------------------
Number of     7 SOLE VOTING POWER: -0-
Shares        ----------------------------------------------------------
Beneficially  8 SHARED VOTING POWER: 68,683
Owned by      ----------------------------------------------------------
Each          9 SOLE DISPOSITIVE POWER: -0-
Reporting     ----------------------------------------------------------
Person With   10 SHARED DISPOSITIVE POWER: 68,683
------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   68,683
------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                    [ ]
------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   37.50%
------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON
   OO
------------------------------------------------------------------------

------------------------------------------------------------------------
1 NAME OF REPORTING PERSON
  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

  Ben Farahi
------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X]
                                                                (b) [ ]
------------------------------------------------------------------------
3 SEC USE ONLY
------------------------------------------------------------------------
4 SOURCE OF FUNDS
  PF; AF
------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
  ITEM 2(d) OR 2(e)                                                 [ ]
------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF REORGANIZATION
  United States
------------------------------------------------------------------------
Number of     7 SOLE VOTING POWER: 44
Shares        ----------------------------------------------------------
Beneficially  8 SHARED VOTING POWER: 90,725
Owned by      ----------------------------------------------------------
Each          9 SOLE DISPOSITIVE POWER: 44
Reporting     ----------------------------------------------------------
Person With   10 SHARED DISPOSITIVE POWER: 90,725
------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   90,769
------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
   EXCLUDES CERTAIN SHARES                                          [ ]
------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   49.55%
------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON
   IN
------------------------------------------------------------------------

------------------------------------------------------------------------
1 NAME OF REPORTING PERSON
  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

  John Farahi
------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X]
                                                                (b) [ ]
------------------------------------------------------------------------
3 SEC USE ONLY
------------------------------------------------------------------------
4 SOURCE OF FUNDS
  AF
------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
  ITEM 2(d) OR 2(e)                                                 [ ]
------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF REORGANIZATION
  United States
------------------------------------------------------------------------
Number of     7 SOLE VOTING POWER: -0-
Shares        ----------------------------------------------------------
Beneficially  8 SHARED VOTING POWER: 90,725
Owned by      ----------------------------------------------------------
Each          9 SOLE DISPOSITIVE POWER: -0-
Reporting     ----------------------------------------------------------
Person With   10 SHARED DISPOSITIVE POWER: 90,725
------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   90,725
------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
   EXCLUDES CERTAIN SHARES                                          [ ]
------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   49.53%
------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON
   IN
------------------------------------------------------------------------

------------------------------------------------------------------------
1 NAMES OF REPORTING PERSON
  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

  Bob Farahi(1)
------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X]
                                                                (b) [ ]
------------------------------------------------------------------------
3 SEC USE ONLY
------------------------------------------------------------------------
4 SOURCE OF FUNDS
  AF
------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
  ITEM 2(d) OR 2(e)                                                 [ ]
------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF REORGANIZATION
  United States
------------------------------------------------------------------------
Number of     7 SOLE VOTING POWER: -0-
Shares        ----------------------------------------------------------
Beneficially  8 SHARED VOTING POWER: 90,725
Owned by      ----------------------------------------------------------
Each          9 SOLE DISPOSITIVE POWER: -0-
Reporting     ----------------------------------------------------------
Person With   10 SHARED DISPOSITIVE POWER: 90,725
------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   90,725
------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
   EXCLUDES CERTAIN SHARES                                          [ ]
------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   49.53%
------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON
   IN
------------------------------------------------------------------------

(1) Farahi Investment Company, a Nevada general partnership that was also the sole member of Virginia Springs Limited Liability Company and Western Real Estate Investments LLC and, accordingly, a member of the "group" with respect to which this Schedule 13D was filed, is no longer a member of Virginia Springs Limited Liability Company or Western Real Estate Investments LLC, as of December 31, 2002.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     Item 3 is hereby amended by the following:

     As of August 17, 2004, Western purchased 40 additional Units for $76 per Unit, and 12 additional Units for $68 per Unit for a total of 52 additional Units for an aggregate purchase price of $3,856.00 plus a processing fee in the amount of $100 per transaction, in a series of private transactions. Western obtained the funds necessary to consummate these purchases from an affiliated entity.


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

     Item 5(a) and (b) are hereby replaced with the following:

        (a) The aggregate percentage of Units reported owned by each person herein is based upon 183,175 Units outstanding, which is the total number of Units outstanding on June 30, 2004, as set forth in the Partnership's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2004. Each of the Group Members, with the exception of Maxum and Ben, beneficially owns 90,725 Units, representing approximately 49.53% of the number of issued and outstanding Units as of June 30, 2004. Maxum does not beneficially own any Units and Ben beneficially owns 90,769 Units, representing approximately 49.55% of the number of issued and outstanding Units as of June 30, 2004.

        (b) Virginia Springs, Ben, John and Bob share the power to vote and dispose of 22,042 Units. Western, Ben, John and Bob share the power to vote and dispose of 68,683 additional Units. Ben has the sole power to vote and dispose of 44 additional Units.

SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 31, 2004

                                 By /s/ Ben Farahi
                                 -----------------
                                        Ben Farahi
                                        Manager of the General partner














































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